Exhibit 6

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of October 31, 2002, is made by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10019 (the “Company”) and Michael D. Fascitelli (the “Executive”).

        WHEREAS, Executive and the Company have entered into an Employment Agreement, dated as of March 8, 2002 (the “Employment Agreement”), pursuant to which the terms and conditions of Executive’s employment with the Company were set forth; and

        WHEREAS, the Company and Executive desire to amend the Employment Agreement with respect to certain representations of the Company relating to the Company’s Amended and Restated Declaration of Trust.

         NOW, THEREFORE, the Company and Executive agree as follows:

                    1.      Effective as of March 8, 2002, Section 23 of the Employment Agreement shall be amended in its entirety to read as follows:

“23. Acknowledgment. The Company hereby agrees to perform its obligations under Section 5(b) of the 2002 Units Agreement, Section 6(d) of the Convertible Units Agreement and Section 23 of the Company Share Option Agreement, and shall use its best efforts to cause Alexander’s to perform its obligations under Section 21 of the Alexander’s Stock Option Agreement.”

                    2.      Effective as of March 8, 2002, Section 24 of the Employment Agreement shall be amended in its entirety to read as follows:

“24. REIT Representations and Warranty. The Company hereby represents and warrants to Executive that, if Executive (1) does not (x) Beneficially Own (as such term is defined in the Amended and Restated Declaration of Trust of the Company (the “Declaration”), after December 2, 1996 come to Beneficially Own, Constructively Own (as such term is defined in the Declaration) or after December 2, 1996 come to Constructively Own Common Equity Stock (as such term is defined in the Declaration) of the Company other than Company Stock received by Executive pursuant to this Agreement, Company Stock or share options to purchase Company Stock transferred or granted to Executive by the Company as compensation, as well as Company Stock owned by Executive with respect to which Executive has provided prior written notice to the Company, or (y) Beneficially Own (as such term is defined in the Amended and Restated Certificate of Incorporation of Alexander’s, Inc.

(the “Certificate”), after December 2, 1996 come to Beneficially Own, Constructively Own (as such term is defined in the Certificate) or after December 2, 1996 come to Constructively Own Alexander’s Stock other than (i) Alexander’s Stock received by Executive pursuant to the terms of the Alexander’s Stock Option Agreement, (ii) Alexander’s Stock or share options to purchase Alexander’s Stock transferred or granted to Executive by Alexander’s as compensation, (iii) Alexander’s Stock owned by Executive with respect to which Executive has provided prior written notice to Alexander’s or (iv) Alexander’s Stock Beneficially Owned or Constructively Owned as a result of Executive’s receipt of Company Stock pursuant to this Agreement, Company Stock or share options to purchase Company Stock transferred or granted to Executive by the Company as compensation, as well as Company Stock owned by Executive with respect to which Executive has provided prior written notice to the Company, (2) complies with the requirements for Existing Constructive Holder status set forth in the Declaration at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Company’s outstanding Common Equity Stock, and (3) complies with the requirements for Existing Constructive Holder status set forth in the Certificate at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Alexander’s Stock, (a) any and all issuances or transfers of shares of Company Stock to Executive under the Company Share Option Agreement, the Convertible Units Agreement or the 2002 Units Agreement shall not be voided pursuant to the Declaration and shall not result in (i) the receipt by Executive of shares classified as or exchanged for Excess Stock (as defined in the Declaration) or (ii) Executive not acquiring shareholder rights at all times under such shares of the Company Stock to the fullest extent provided for in the Declaration, the Amended and Restated By-Laws of the Company and Maryland law, and (b) any and all issuances or transfers of shares of Alexander’s Stock to Executive under the Alexander’s Stock Option Agreement shall not be void under the Certificate and shall not result in (i) the receipt by Executive of Excess Stock (as defined in the Certificate) or (ii) Executive not acquiring stockholder rights under such shares of Alexander’s Stock to the fullest extent provided for in the Certificate, the Amended and Restated By-Laws of Alexander’s, Inc., and Delaware law.”

                    3.      Except as set forth above, all other terms and provisions of the Employment Agreement, as in effect immediately prior to the date hereof remain unchanged and applicable to the Company and Executive.

                    4.      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VORNADO REALTY TRUST
By:	/s/ Steven Roth

	Name: Title:	Steven Roth Chairman of the Board and Chief Executive Officer

/s/ Michael D. Fascitelli

Michael D. Fascitelli